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Contact:	Abbe F. Goldstein, CFA	Carol Parker Trott
	Investor Relations	Media Relations
	(203) 964-3573	(441) 294-7290

XL Group Announces Preliminary Natural Catastrophe Loss Estimates

Hamilton, Bermuda - December 7, 2017 - XL Group Ltd (“XL” and together with its subsidiaries, the “Company”) (NYSE: XL) today announced its preliminary estimate of natural catastrophe net losses of approximately $250 million for the fourth quarter through December 1, 2017. The primary driver of this estimate is the impact of the October 2017 wildfires in Northern California of approximately $200 million primarily from the Company’s Reinsurance segment. In addition, this estimate includes other smaller events through December 1, 2017. These preliminary estimates are pre-tax and net of reinsurance, reinstatement and adjustment premiums and redeemable non-controlling interest. The Company also reconfirmed its previously disclosed overall net losses related to the third quarter 2017 catastrophes.

The Company’s preliminary estimates are based on its review of individual treaties and policies expected to be impacted, along with available client and industry data. These preliminary estimates involve the exercise of considerable judgment. Given that facts are still developing, as well as the complexities of the nature of the events, there is considerable uncertainty associated with the loss estimates for these events and such estimates are accordingly subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.

About XL Group Ltd

XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

Forward Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. XL’s actual losses may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause XL’s actual losses to differ materially from those in such forward-looking statements includes (a) changes in the size of the Company’s claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to the relevant natural catastrophes due to the preliminary nature of reports and estimates of loss and damage to date; (c) the timely and full recoverability of under the relevant reinsurance protection, or other amounts due to us, or changes to our projections related to such recoverables; (d) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; and (e) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly any forward looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.